Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES SECOND QUARTER 2020 RESULTS

- Delivered Strong Second Quarter Results and Cash Flow Performance -

- Completed Initial Public Offering in July 2020 -

- Provides Full Year 2020 Double-Digit Growth Outlook -

IRVINE, California (August 31, 2020) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the second quarter ended June 30, 2020 and provided full year 2020 outlook.

Second Quarter 2020 Highlights

•	Total revenue of $73.8 million increased 28.5% compared to the prior year quarter

•	Net income of $13.2 million compared to a net loss of $0.3 million in the prior year quarter

•	Adjusted EBITDA[1] of $13.9 million grew 74.1% compared to the prior year quarter

•	Adjusted EBITDA margin[1] improved to 18.8% compared to 13.9% in the prior year quarter

•	Second quarter cash flow from operations of $7.4 million, or $13.6 million excluding contingent earnout payments, up from $4.3 million in the prior year quarter

First Six Months 2020 Highlights

•	Total revenue of $134.8 million increased 24.4% compared to the prior year period

•	Net loss of $28.0 million compared to a net loss of $5.6 million in the prior year period

•	Adjusted EBITDA[1] of $19.4 million grew 53.7% compared to the prior year period

•	Adjusted EBITDA margin[1] expanded 270 basis points year-over-year to 14.4%

(1)

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

Vijay Manthripragada, Montrose’s Chief Executive Officer, stated, “We are pleased to have produced strong top line growth, continued margin improvement and strong cash generation during the second quarter and first half of 2020. Our team executed well, worked hard to support each other and met the needs of our customers during the COVID-19 pandemic. I am thankful and grateful for the ongoing commitment of all our colleagues around the world. The environment is our business and the aggregate demand for our services has remained firm during these challenging times, so we remain optimistic about the strong trajectory and outlook for our business.”

Mr. Manthripragada, continued, “In July 2020, we completed our initial public offering and listing on the New York Stock Exchange. With our reinforced balance sheet and solid financial position, we plan to continue pursuing innovative and value-enhancing opportunities for our rapidly growing company. We will also continue executing on our multi-faceted growth strategy, bolstered by our robust M&A pipeline and resilient business model. Overall, we believe that positive trends in our markets, solid execution of our strategy and continued new business wins provide us with a solid footing to achieve our goals in 2020 and beyond.”

Second Quarter 2020 Results

Total revenue in the second quarter of 2020 increased 28.5% to $73.8 million, compared to $57.4 million in the prior year quarter. Excluding discontinued services, which generated revenues of $1.3 million and $5.8 million in the 2020 and 2019 quarters, respectively, total revenue increased 40.5%. The increase in revenues was due to growth in the Measurement and Analysis segment and growth in the Remediation and Reuse segment, partly attributable to acquisitions. Revenues in the Assessment, Permitting and Response segment increased significantly, mainly due to the acquisition of CTEH in April 2020. Growth in all segments was partly offset by temporary delays in project start dates due to the impact of shelter-in-place orders and travel restrictions related to COVID-19. Many of the delayed projects have subsequently been awarded and started.

Net income was $13.2 million, compared to a net loss of $0.3 million in the prior year quarter. The year-over-year change was primarily driven by a net gain related to a fair value adjustments, partially offset by increases in interest expense, amortization of intangibles on acquisitions, acquisition-related transaction costs, and a loss from discontinued service lines.

Adjusted EBITDA1 increased to $13.9 million, compared to $8.0 million in the prior year quarter. The increase in Adjusted EBITDA1 was primarily driven by higher revenues and favorable shifts in business mix. Adjusted EBITDA margin1 improved 490 basis points to 18.8%, compared to 13.9% in the prior year quarter, mainly due to operating leverage at the segment level and temporary cost containment in response to COVID-19, which more than offset investments to support the Company’s public company infrastructure.

Cash flow from operations increased to $7.4 million, or $13.6 million excluding contingent earnout payments of $6.2 million, compared to $4.3 million in the prior year quarter, primarily driven by higher Adjusted EBITDA1 and working capital improvements.

First Six Months 2020 Results

Total revenue in the first six months of 2020 increased 24.4% to $134.8 million, compared to $108.4 million in the prior year period. Excluding discontinued services, which generated revenues of $3.8 million and $11.0 million in the 2020 and 2019 periods, respectively, total revenue increased 34.5%. The increase in revenues was driven by growth in the Measurement and Analysis segment and growth in the Remediation and Reuse segment, partly attributable to acquisitions. Growth in the Assessment, Permitting and Response segment mostly reflected the acquisition of CTEH.

Net loss was $28.0 million, compared to a net loss of $5.6 million in the prior year period. The year-over-year difference in net loss primarily reflected an increase in net expenses from fair value adjustments and from amortization of intangibles on acquisitions, as well as an increase in interest expense, acquisition-related transaction costs and a loss from discontinued service lines.

Adjusted EBITDA1 increased 53.7% to $19.4 million, compared to $12.7 million in the prior year period. The increase in Adjusted EBITDA1 was primarily due to higher revenues and favorable shifts in business mix. Adjusted EBITDA margin1 improved 270 basis points to 14.4%, compared to 11.7% in the prior year period.

Cash outflow used by operations, which included $6.2 million in contingent earnout payments, was $1.6 million. Excluding contingent earnout payments cash flow from operations was $4.6 million, compared to $4.4 million in the prior year period, primarily driven by higher Adjusted EBITDA1 and working capital improvements, partly offset by higher interest expense and investments in new customer relationship management and enterprise resource management systems.

Acquisitions

In April 2020, the Company acquired CTEH®, an Arkansas-based firm that primarily specializes in environmental emergency preparedness, response and recovery. The addition of CTEH and its over 170 highly credentialed employees is strategically additive to the Permitting, Response and Assessment segment and represents substantial potential revenue synergies for various service lines that are mainly in the Measurement and Analysis and Remediation and Reuse segments. CTEH is very additive to Montrose’s focus on technology and environmental infrastructure. The environmental emergency response component of CTEH’s revenues may add to the Company’s quarterly earnings variability. CTEH typically exhibits more predictable earnings growth on an annualized basis.

Liquidity and Capital Resources

In April 2020, the Company entered into a new $225 million credit facility, comprised of a $175 million term loan and a $50 million revolving credit facility, and used a portion of the proceeds to repay all amounts outstanding under the prior senior secured credit facility. As of June 30, 2020, the Company had cash of $44.8 million and total debt of $207.3 million.

In July 2020, Montrose completed its initial public offering of common stock, raising approximately $161.3 million, net of underwriting discounts and commissions. In connection with the offering, the Company used $131.8 million of the proceeds and shares of common stock to redeem all outstanding shares of its Series A-1 preferred stock, and used approximately $9.8 million of the proceeds to pay IPO related expenses, with the remaining $19.6 million available for general corporate purposes and acquisitions. Following the IPO and application of proceeds and on a pro forma basis as of June 30, 2020, Montrose had total debt of $182.3 million and $89.5 million of liquidity, including $39.5 million of cash and $50.0 million of availability on its credit facility, with a leverage ratio of 2.7 times as calculated pursuant to the Company’s credit agreement. The Company has a flexible balance sheet to pursue investments in innovation and acquisitions in its highly fragmented industry. As of August 26, 2020, the Company had 24,955,430 outstanding shares of common stock.

Full Year 2020 Outlook

Demand for the Company’s services remains resilient amid broader macro-economic uncertainty related to COVID-19. The Company expects 2020 to be another year of revenue growth in excess of 20%. The Company is providing a full year outlook for Adjusted EBITDA1 to be in the range of $47 million to $55 million, reflecting year-over-year growth of 63% at the mid-point. The Company expects Adjusted EBITDA margin1 to be in the range of 16.0% to 17.5% for the full year 2020.

Webcast and Conference Call

The Company’s senior management will host a webcast and conference call on Monday, August 31, 2020 at 5:00 p.m. Eastern time to discuss second quarter financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investor Relations section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). For those who are unable listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental services company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With 1,700 employees across 70 locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Company to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit montrose-env.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its final prospectus dated July 22, 2020, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
REVENUES	$73,766	$57,401	$134,797	$108,355
COST OF REVENUES (exclusive of depreciation and amortization shown below)	45,889	39,349	90,287	76,444
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	23,301	11,156	44,232	21,603
RELATED-PARTY EXPENSE	—	120	119	279
DEPRECIATION AND AMORTIZATION	9,784	6,401	17,344	12,850

(LOSS) INCOME FROM OPERATIONS	(5,208)	375	(17,185)	(2,821)
OTHER EXPENSE
Other income (expense)	21,933	(1,228)	(7,897)	(1,179)
Interest expense—net	(5,260)	(1,181)	(7,853)	(2,460)

Total other expenses—net	16,673	(2,409)	(15,750)	(3,639)

LOSS BEFORE BENEFIT FROM INCOME TAXES	11,465	(2,034)	(32,935)	(6,460)
INCOME TAXES BENEFIT	(1,759)	(1,712)	(4,911)	(896)

NET INCOME (LOSS)	$13,224	$(322)	$(28,024)	$(5,564)

EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	(90)	23	(53)	23

COMPREHENSIVE LOSS	13,134	(299)	(28,077)	(5,541)
ACCRETION OF REDEEMABLE SERIES A-1 PREFERRED STOCK	(5,644)	(4,777)	(11,059)	(9,311)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	7,580	(5,099)	(39,083)	(14,875)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC	10,649	8,647	9,718	8,602

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— BASIC	$0.71	$(0.59)	$(4.02)	$(1.73)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— DILUTED	12,392	8,647	9,718	8,602

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— DILUTED	$0.61	$(0.59)	$(4.02)	$(1.73)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	June 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and restricted cash	$44,814	$6,884
Accounts receivable—net	43,255	45,927
Contract assets	22,775	13,605
Prepaid and other current assets	10,194	6,823

Total current assets	121,038	73,239
NON-CURRENT ASSETS:
Property and equipment—net	34,771	27,036
Goodwill	273,096	127,058
Other intangible assets—net	169,274	102,549
Deferred tax asset	1,465	—
Other assets	3,132	1,956
Compound embedded option	8,605	—

TOTAL ASSETS	$611,381	$331,838

LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$30,225	$29,585
Accrued payroll and benefits	15,230	11,032
Warrant options	46,978	16,878
Business acquisitions contingent consideration	36,395	8,614
Current portion of long term debt	4,653	7,143

Total current liabilities	133,481	73,252
NON-CURRENT LIABILITIES:
Other non-current liabilities	10,993	379
Deferred tax liabilities—net	—	3,530
Contingent put option	14,125	7,100
Long-term debt—net of deferred financing fees	198,089	145,046

Total liabilities	356,688	229,307
COMMITMENTS AND CONTINGENCIES
REDEEMABLE SERIES A-1 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 12,000 at June 30, 2020 and December 31, 2019; aggregate liquidation preference of $152,199 and $141,898 at June 30, 2020 and December 31, 2019, respectively	139,881	128,822
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 and 0 at June 30, 2020 and December 31, 2019, respectively; aggregate liquidation preference of $179,600 and $0 at June 30, 2020 and December 31, 2019, respectively.	152,928	—
STOCKHOLDERS’ DEFICIT:
Common stock, $0.000004 par value; authorized shares: 25,000,000; issued and outstanding shares: 9,164,746 and 8,370,107 at June 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in-capital	54,405	38,153
Accumulated deficit	(92,428)	(64,404)
Accumulated other comprehensive loss	(93)	(40)

Total stockholders’ deficit	(38,116)	(26,291)

TOTAL LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$611,381	$331,838

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2020	2019
OPERATING ACTIVITIES:
Net Loss	$(28,024)	$(5,564)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for bad debt	6,263	547
Depreciation and amortization	17,344	12,850
Stock-based compensation expense	2,290	2,522
Fair value changes in the contingent put option	7,025	—
Fair value changes in the compound embedded option	756	—
Fair value changes in the contingent liabilities	3,983	(926)
Deferred income taxes	(4,911)	(896)
Cloud computing costs	(1,346)	(96)
Other	983	1,506
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	7,427	(5,642)
Prepaid expenses and other current assets	(789)	(91)
Accounts payable and other accrued liabilities	(8,296)	130
Accrued payroll and benefits	1,886	51
Payment of contingent consideration and other assumed purchase price obligations	(6,175)	—

Net cash (used in) provided by operating activities	(1,584)	4,391

INVESTING ACTIVITIES:
Purchases of property and equipment	(3,160)	(1,179)
Proprietary software development	(155)	(63)
Proceeds from net working capital adjustment related to acquisitions	2,819	—
Cash paid for acquisitions—net of cash acquired	(173,473)	(26,699)

Net cash used in investing activities	(173,969)	(27,941)

FINANCING ACTIVITIES:
Proceeds from line of credit	104,390	64,628
Payments on line of credit	(176,980)	(40,628)
Proceeds from term loans	175,000	—
Repayment of term loans	(48,750)	—
Payment of contingent consideration and other assumed purchase price obligations	(6,005)	(532)
Repayment of capital leases	(1,249)	(821)
Payments on deferred offering costs	(1,462)	—
Debt issuance cost	(4,866)	—
Debt extinguishment costs	(351)	—
Proceeds from issuance of common stock	21	95
Issuance of convertible and redeemable Series A-2 preferred stock and warrant	173,664	—

Net cash provided by financing activities	213,412	22,742

CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	37,859	(808)
Foreign exchange impact on cash balance	71	(4)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	6,884	2,489

End of period	$44,814	$1,677

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$6,539	$2,025
Cash paid for income tax	$72	$859
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment	$814	$555
Property and equipment purchased under capital leases	$1,704	$2,136
Accretion of the Redeemable Series A-1 Preferred Stock to redeemable value	$11,059	$9,311
Acquisitions unpaid contingent liabilities	$39,759	$4,300
Common stock issued to acquire new businesses	$25,000	$3,363
Offering costs included in accounts payable and other accrued liabilities	$941	$—

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including Adjusted EBITDA and Adjusted EBITDA margin. We calculate Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues for a given period.

Adjusted EBITDA and Adjusted EBITDA margin are two of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Adjusted EBITDA and Adjusted EBITDA margin in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Adjusted EBITDA and Adjusted EBITDA margin for 2020. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the second half of 2020 the impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

(unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
(in thousands)	2020	2019	2020	2019
Net loss	$13,224	$(322)	$(28,024)	$(5,564)
Interest expense	5,260	1,181	7,853	2,460
Income tax benefit	(1,759)	(1,712)	(4,911)	(896)
Depreciation and amortization	9,784	6,401	17,344	12,850

EBITDA	$26,509	$5,548	$(7,738)	$8,850
Stock-based compensation (1)	1,140	1,294	2,290	2,522
Start-up losses and investment in new services (2)	296	48	675	169
Acquisition costs and fair value changes to contingent liabilities (3)	6,437	(69)	7,744	146
Fair value changes in contingent put option, warrant options and compounded embedded option (4)	(21,842)	1,549	7,784	1,549
Discontinued Service Lines (5)	1,078	(464)	7,496	(669)
Other adjustments (6)	277	73	1,197	86

Adjusted EBITDA	$13,895	$7,979	$19,448	$12,653

(1)	Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors.
(2)

Represent start-up losses related to losses incurred on (i) the expansion of lab testing methods and lab capacity, including into new geographies, (ii) expansion of our Canadian testing capacity in advance of new regulations and (iii) expansion into Europe in advance of projects driven by new regulations.

(3)

Acquisition costs include financial and tax diligence, consulting, legal, valuation, accounting, travel costs, acquisition-related incentives and fair value changes to contingent liabilities, which reflect the difference between the expected settlement value of acquisition-related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(4)

Amount relates to changes in various financial options, which include the fair value of the contingent put option attached to the Series A-1 preferred stock and the warrant options attached to the Series A-1 and Series A-2 preferred stock, and changes in fair value of the Series A-2 preferred stock compound embedded derivative.

(5)

Represents (earnings) loss from the Discontinued Service Lines. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors that Affect Our Business and Our Results” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2020.

(6)

Other adjustments which include a purchase accounting fair value adjustment to the carrying value of deferred revenue related to the ECT2 acquisition as of the date of acquisition, IPO preparation costs, non-operational charges incurred as a result of lease abandonments, and non-capitalizable expenses associated with the issuance of the Series A-2 Preferred Stock.